Exhibit 2.3
REDEMPTION AGREEMENT
     This Redemption Agreement (this “Agreement”) is made as of June 18, 2010 by and between Pulse Systems, LLC, a Delaware limited liability company (the “Company”), and Pulse Systems Corporation, a California corporation (the “Investor”).
     WHEREAS, the Investor desires that the Company redeem all of the Preferred Units including the Unsatisfied Preferred Return (each as defined below) of the Company (the “Redeemed Units”) held by the Investor and the Company desires to purchase and redeem the Redeemed Units from the Investor subject to the terms and conditions of this Agreement.
     NOW THEREFORE, the parties hereby agree as follows:
     Section 1. Closings.
     (a) Redemption of Units. Subject to the terms and conditions set forth herein, the Company agrees to purchase from the Investor and the Investor agrees to sell and transfer to the Company, all of the Investor’s right, title and interest in and to the Redeemed Units, on the terms and conditions provided herein. The Redeemed Units shall mean those units of the Company which are designated “Preferred Units” within the meaning of the Second Amended and Restated Limited Liability Company Agreement, dated March 31, 2009 of the Company, as amended to date (the “LLC Agreement”) together with the Unsatisfied Preferred Return thereon (as defined in the LLC Agreement). As of the date of this Agreement, the aggregate Unsatisfied Preferred Returns associated with the Preferred Units is $316,350.45 and the Adjusted Preferred Capital Contributions associated with such Preferred Units is $4,500,000. The Company shall pay the Investor the aggregate purchase price of $3,990,000 (the “Redemption Price”) in redemption for all of the Redeemed Units. After the Initial Closing (as defined below), Preferred Units will be redeemed on a monthly basis as provided in subsection (c) with the final portion of the Redemption Price (including payment in full of the Unsatisfied Preferred Return) as provided in subsection (d) below (each a “Closing”). Immediately following the Initial Closing and each subsequent Closing, the Company shall cause Exhibit A to the LLC Agreement to be amended to reflect the redemption of such Preferred Units pursuant to this Agreement. Further, in accordance with Section 7.13 of the LLC Agreement, those Preferred Units will be deemed retired and cancelled and shall thereafter not be deemed authorized for reissuance and, following the Final Closing, the Unsatisfied Preferred Return shall be deemed paid in full. For the avoidance of doubt, immediately following the Initial Closing, Exhibit A to the LLC Agreement shall be amended to reflect the reduction of the Adjusted Preferred Capital Contribution and the aggregate number of Preferred Units by $2,576,000 which Exhibit A is attached hereto and incorporated herein by reference.
     (b) Initial Closing. The initial closing of the purchase of the Redeemed Units (the “Initial Closing”) shall occur concurrently with, and subject to, the closing under that certain Securities Purchase Agreement, dated June 18, 2010 (the “Purchase Agreement”) by and among certain members of the Company (the “Common Members”) and United American Healthcare Corporation, a Michigan corporation (“UAHC”). Concurrently with the closing under the

Purchase Agreement, the LLC Agreement is being amended to state that the Preferred Return with respect to any Preferred Unit is 0%, commencing with the effective date of such amendment. At the Closing, the Company shall deliver payment by wire transfer of immediately available funds to the account designated by the Investor on Exhibit B hereto (the “Investor’s Account”) of $1,750,000 in redemption of 1,750,000 Preferred Units.
     (c) Monthly Closing. On the last business day of each month, commencing August 31, 2010, and continuing for an additional 21 months thereafter (each a “Monthly Closing‘), the Company shall deliver payment by wire transfer of immediately available funds to the Investor’s Account $40,000 in redemption of 40,000 Preferred Units per month.
     (d) Final Closing. On the last business day of June, 2012 (the “Final Closing”), the Company shall deliver payment by wire transfer of immediately available funds to the Investor’s Account $1,360,000 in final payment of the redemption of the remaining Preferred Units and the payment in full of the Unsatisfied Preferred Return on the Preferred Units; provided that the final payment shall be reduced on a dollar for dollar basis to the extent that the Investor has received any distributions from the Company after the date of this Agreement.
     (e) Default. In the event that the Company fails to (x) pay for the redemption of Preferred Units which default is not cured by the 31st day following the scheduled Monthly Closing, in accordance with subsection (c) or (y) make the payments required at the Final Closing as required by subsection (d) (either a “Default‘) (irrespective of whether such failure is attributable to a prohibition of payment or receipt of payment under a subordination agreement with the Company’s creditors), the Redemption Price shall be increased by the sum of $826,000 plus 14% per annum cumulative (without compounding) return on the sum of (x) the aggregate amount of unredeemed Preferred Units and (y) $826,000, commencing on the date of Default (the aggregate of such increase being the “Incremental Redemption Price”). The Incremental Redemption Price shall be paid pro rata at each Closing commencing with the Closing immediately following the date of Default. The provisions of this Section 1(e) shall be the sole remedy of the Investor in the event of a Default; provided however, such limitation shall not affect the Investor’s rights to distributions or other rights under the LLC Agreement.
     Section 2. Representations and Warranties of the Company.
     The Company represents and warrants to the Investor as follows:
     (a) Organization, Authority Relative to this Agreement. The Company is a duly formed and validly existing limited liability company. The Company possesses all requisite organizational power and authority to carry out the transactions contemplated by this Agreement. The Company has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as they may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as they may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity

     Section 3. Representations and Warranties of Investor. The Investor represents and warrants to the Company as follows:
     (a) Organization; Authority Relative to this Agreement. The Investor is a duly organized, validly existing and in good standing under the laws of the State of California. The Investor has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Investor’s execution, delivery, and performance of this Agreement has been duly authorized by all necessary action of the Investor. No other action on the part of the Investor or any other individual, person or entity is necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Investor has obtained and/or waived all notices required under the LLC Agreement. The Investor has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as they may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and except as they may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.
     (b) No Violation. The execution and delivery by the Investor of this Agreement and the fulfillment of and compliance with the terms hereof by the Investor, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon any portion of the Redeemed Units of the Investor pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to any law, statute, rule or regulation to which the Investor is subject, or any agreement, instrument, order, judgment or decree to which the Investor is subject.
     (c) Title to Redeemed Units. The Investor owns beneficially and of record and has good and marketable title to the Redeemed Units, and the Redeemed Units are free and clear of any liens, security interests or encumbrances of any nature (other than any restrictions set forth in the LLC Agreement and for that certain pledge to Fifth Third Bank).
     (d) Aggregate Preferred Units. As of the date of this Agreement, the aggregate Unsatisfied Preferred Return associated with the Preferred Units is $316,350.45 and the Adjusted Preferred Capital Contributions associated with such Preferred Units is $4,500,000. The Redemption Price is a fair price for the redemption of the Redeemed Units. .
     Section 4. General Release. Except with respect to payment of the redemption price and the other rights under this agreement and those rights under the purchase agreement, the amended and investor rights agreement and the llc agreement , The Investor waives, releases and forever discharges the Company, as well as its officers, directors, agents, employees, representatives, and assigns from any and all rights, obligations, damages, costs, expenses, claims, demands, controversies, actions and causes of action, liabilities, known or unknown, suspected or unsuspected, both at law and in equity, which The Investor presently has, has ever had or may hereafter have against the Company. The Investor acknowledges that he has had the opportunity to be advised by legal counsel concerning this general release. If The Investor commences any suit or pursues any claim arising from or relating to any of the claims waived, released or discharged under this Section, The Investor shall pay all of the Company’s reasonable attorney’s fees and costs of suit incurred in defending or otherwise responding to such suit or claim.
     Section 5. Related Agreements
     (a) Termination of Consulting Agreement. Effective with the date of this Agreement, those certain Consulting Agreements, each dated February 27, 2008, between the Company and each of Grayson Beck and John Gill are hereby terminated.
     (b) Healthcare Benefits. Until the final payment of the redemption of all Preferred Units and payment in full of the Unsatisfied Preferred Return on the Preferred Units, the Company will continue Grayson Beck’s medical insurance benefits under its group medical coverage and will pay 100% of all premiums associated with those benefits for the duration of this Agreement.
     Section 6. Miscellaneous.
     (a) Amendment. This Agreement may only be amended by the written consent of the Company and the Investor.
     (b) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Company or the Investor or on any such party’s behalf. All representations and warranties contained herein will be binding upon, and fully enforceable against, the Investor and the Company and each of their respective successors and assigns.
     (c) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
     (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     (e) Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but both counterparts taken together shall constitute one and the same Agreement.

     (f) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.
     (g) Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement to which it is a party in any federal court sitting in the State of Delaware. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (h) Tax Reporting. The Company shall deliver to the Investor, promptly after the same becomes available to the Company from the report of an independent third party, information regarding the valuation of the assets of the Company in order to allow the Investor to properly report the sale of the Preferred Units for tax purposes.
     (i) Subordination. The obligations evidenced by this Agreement are subordinated to the prior payment of the “Senior Debt” and the termination of the “Senior Commitment” (as such terms are defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, the Subordination Agreement dated as of June 18, 2010, by and between Fifth Third Bank, an Ohio banking corporation, and the Investor.
     (j) Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities of any nature whatsoever.
(Signature page follows)

     IN WITNESS WHEREOF, the parties have executed this Redemption Agreement as of the date first written above.

COMPANY: PULSE SYSTEMS, LLC
By:	/s/ Herbert J. Bellucci
	Name:	Herbert J. Bellucci
	Title:	President

INVESTOR: PULSE SYSTEMS CORPORATION
By:	/s/ John Gill
	Name:	John Gill
	Title:	President

For the purposes of Section 5 only:
/s/ Grayson Beck
Grayson Beck

/s/ John Gill
John Gill

EXHIBIT A
to Limited Liability Company Agreement
Capitalization of the Company
(as of June 18, 2010)

	Common	% Common	Percentage	Preferred	% Preferred
Name	Units	Units	Interest[1]	Units	Units
United American Healthcare Corporation	5,044,922	100%	100%
Pulse Systems Corporation				1,924,000	100%

Total	5,044,922	100%	100%	1,924,000	100%

[1]	Percentage of all of the issued and outstanding Common Units.

EXHIBIT B*
INCOMING WIRE INSTRUCTIONS

*	The Registrant hereby agrees to furnish supplementally a copy of this omitted schedule to the Commission upon request.